Exhibit 10.1

SYNNEX CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Robert Huang (“Executive”) and SYNNEX Corporation, a Delaware corporation (the “Company”), effective as of February 7, 2006 (the “Effective Date”).

RECITALS

A. The Executive founded the Company the 1980 and serves as its President and Chief Executive Officer (“CEO”) and a member of its Board of Directors (the “Board”). The Board values Executive’s continued service and contribution to the Company, and has determined that it is in the best interests of the Company to provide Executive with enhanced financial security and incentive to continue his leadership role with the Company.

B. Certain capitalized terms used in the Agreement are defined in Section 9 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

2. Position with the Company. Executive will continue to serve as President and CEO at the pleasure of the Board following the Effective Date. The parties anticipate that as part of his responsibilities, Executive will assist in the identification and preparation of an executive to succeed to Executive’s responsibilities following such time as Executive is no longer willing or able to continue in his current position. The period from the Effective Date through the appointment of a new CEO shall be referred to as the “CEO Term.” If mutually agreed by the Board and Executive at the end of the CEO Term, Executive will continue to serve the Company thereafter as an executive or non-executive Chairman or other member of the Board. The period following the end of the CEO Term during which Executive may continue to serve as a member of the Board (whether or not he also continues as an employee) shall be referred to as the “Board Term.”

3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. This Agreement provides for severance benefits as described in Section 6.

4. Salary and Bonus. During his employment, Executive shall continue to receive a base salary of $400,000 per year, subject to increase (or decrease in connection with any reduced schedule consented to by Executive) in the discretion of the Compensation Committee of the

Board. Executive shall also continue to be eligible for profit-sharing bonuses during his employment as determined on an annual basis by the Compensation Committee. During the Board Term, Executive shall be entitled to such compensation as shall be mutually agreed between the Compensation Committee and Executive at that time which corresponds to Executive’s schedule.

5. Equity Compensation. Upon the Effective Date, Executive shall be entitled to an award of restricted stock units for 250,000 shares of common stock of the Company under the Company’s 2003 Stock Incentive Plan, as amended and restated, subject to the terms and conditions of a restricted stock unit to be entered into between the Company and Executive in a form approved by the Compensation Committee. The restricted stock units shall vest with respect to 25% of the shares on the date that is thirteen (13) months after the date of grant, and an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant, subject in each case to Executive’s continued employment on such dates. The restricted stock units shall be subject to accelerated vesting in accordance with the provisions of Section 6 below. Subject to Section 6, any unvested restricted stock units shall be forfeited immediately upon Executive’s termination of employment for any reason. For purposes of clarification, Executive shall not be considered to have a termination of employment at the end of the CEO Term if he continues as an employee member of the Board of Directors thereafter during the Board Term. Executive shall be eligible for additional equity compensation awards in the discretion of the Compensation Committee. The restricted stock unit award will provide Executive with the right to defer the delivery of the vested shares subject to the award subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), provided that the delivery of deferred, vested shares will be accelerated upon a Change in Control qualifying under Section 409A.

6. Severance Benefits.

(a) Involuntary Termination. If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death (“Involuntary Termination”), within the four year period following the Effective Date, then subject to Section 7, Executive will receive the following severance benefits from the Company:

(i) Severance Payments. Executive will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to Executive’s annual base salary rate, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with the Company’s normal payroll policies. In addition, Executive will receive a prorated portion of any profit-sharing bonus earned for the year of termination as determined by the Compensation Committee, payable when such bonuses are normally paid.

(ii) Continued Health Benefits. Executive will receive reimbursement from the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Section 4980B of the Code or corresponding provisions of state law (“COBRA”) through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Executive will be solely responsible for electing COBRA coverage within the required time period. Thereafter, Executive shall be eligible for continued COBRA coverage at Executive’s expense for a minimum of three years.

(iii) Accelerated Vesting. One hundred percent (100%) of the unvested shares subject to all of Executive’s outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, through awards of stock options, restricted stock units or similar awards) whether acquired by Executive before or after the date of this Agreement and 100% of any of Executive’s shares of Company common stock subject to a Company right of repurchase or forfeiture upon Executive’s termination of employment for any reason (whether acquired by Executive before or after the date of this Agreement), including without limitation the equity compensation award described in Section 5 of the Agreement, will immediately vest and, if applicable, become exercisable upon such termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

(b) Other Terminations. If Executive’s employment with the Company (or any parent or subsidiary of the Company) terminates other than as a result of an Involuntary Termination, then Executive shall not be entitled to receive severance benefits under this Section 6 and shall not be entitled to any other compensation or benefits from the Company (or any parent or subsidiary of the Company), except as described in Section 6(c) below.

(c) Accrued Wages and Vacation; Other Benefits. Without regard to the reason for, or the timing of, Executive’s termination of employment, Executive will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) receive such other compensation or benefits from the Company as may be required by law (for example, COBRA coverage).

(d) Exclusive Remedy. In the event of any termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), the provisions of Sections 5 and 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Sections 5 and 6.

7. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company. No severance pursuant to Section 6 will be paid or provided until the separation agreement and release of claims becomes effective.

(b) Noncompetition; Nonsolicitation. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive not violating the provisions of Section 10. In the event Executive breaches the provisions of Section 10, all continuing payments and benefits to which Executive would have been entitled pursuant to Section 6 will immediately cease.

(c) Section 409A. Any cash severance to be paid pursuant to Section 6 will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying such amounts immediately following Executive’s termination of employment would not result in the imposition of additional tax under Section 409A of the Code (“Section 409A”), in which case such amounts shall be paid in accordance with normal payroll practices. If no cash severance is paid to Executive upon termination of his employment as a result of Section 409A, on the first day following such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive pursuant to Section 6. Thereafter, Executive will receive his cash severance payments pursuant to Section 6 in accordance with the Company’s normal payroll practices.

8. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 6 will be delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(1) Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(2) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For these purposes, the term “look-back” date shall mean the later of (1) the Effective Date or (2) the date twenty-four (24) months prior to the date of the event that may constitute a Change of Control.

For these purposes, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (1) a trustee or other fiduciary holding securities under a Benefit Plan maintained by the

Company and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

Any other provision of this Section notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Disability. “Disability” means that Executive has been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(d) Good Reason. “Good Reason” means any of the following (without Executive’s express written consent):

(i) a reduction of Executive’s title, authority, duties, position or responsibilities (other than in connection with the transition from CEO Term to Board Term prior to a Change in Control);

(ii) a reduction by the Company of Executive’s base salary or bonus opportunity unless proportionate to a reduction in Executive’s employment schedule consented to by Executive;

(iii) the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from his current location; or

(iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12 below.

10. Restrictive Covenants.

(a) Noncompete. For a period beginning on the Effective Date and ending on the date Executive ceases to provide services to the Company (or any parent or subsidiary of the Company) or, if later, the date through which severance is payable pursuant to Section 6, Executive agrees to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that Executive shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company.

(b) Nonsolicit. For a period beginning on the Effective Date and ending the date Executive ceases to provide services to the Company (or any parent or subsidiary of the Company) or, if later, the date through which severance is payable pursuant to Section 6, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company); or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company).

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

11. Litigation. Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason) by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance, and if he provides testimony or assistance after the one year anniversary of his termination as an employee and Board member, a reasonable per diem for his time.

12. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the

Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

14. Arbitration. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Confidentiality and Assignment of Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Resignation as Director. Upon the Company’s written request, Executive agrees to promptly resign as a member of the Board following any termination of his employment with the Company (or any parent or subsidiary of the Company).

(c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e) Entire Agreement. This Agreement, together with Executive’s confidentiality and assignment of inventions agreement with the Company, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 15(e).

(f) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	SYNNEX CORPORATION

	By:	/s/ Simon Y. Leung
	Title:	General Counsel and Corporate Secretary

EXECUTIVE	ROBERT HUANG

	By:	/s/ Robert Huang
	Title:	President, Chief Executive Officer and Director